[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]




                                                     April 5, 2001


Excelsior Venture Partners III, LLC
114 West 47th Street
New York, New York 10036-1532

                  Re:  Excelsior Venture Partners III, LLC

Ladies and Gentlemen:

                  We have acted as special counsel to Excelsior Venture Partners III, LLC, a limited liability company (the "Company") organized and operated under the laws of the State of Delaware pursuant to the Limited Liability Company Operating Agreement of Excelsior Venture Partners III, LLC, dated as of May 26, 2000 (the "Operating Agreement"), in connection with the preparation of the Prospectus (the "Prospectus") relating to an offering of Interests in the Company. You have requested our opinion that, for United States federal income tax purposes, the Company will be treated as a partnership and not as a "publicly traded partnership" within the meaning of Section 7704(b) of the Internal Revenue Code of 1986, as amended (the "Code"). Capitalized terms used but not defined in this opinion have the meanings set forth in the Prospectus and the Operating Agreement.

                  In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Operating Agreement, the Prospectus, the form of Subscription Agreement entered into in connection with the purchase by an investor of an Interest and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have further assumed that the Operating Agreement, Subscription Agreement and such other documents, certificates and records are duly authorized, valid and enforceable. We have assumed that the Company is and will continue to be organized and operated in accordance with applicable law and the Operating Agreement and as described in the Prospectus.

                  In rendering our opinion, we have relied upon statements and representations of officers and other representatives of the Company, U.S. Trust Company, a Connecticut State chartered bank and trust company and investment adviser to the Company, and United States Trust Company of New York, a New York State chartered bank and trust company and investment sub-adviser to the Company, and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

                  For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

                  Our opinion is based on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS") and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). No assurance can be given that the IRS would not assert a position contrary to this opinion.

                  Based on and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Company will be treated as a partnership and not as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

                  Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated or assumed herein or of any subsequent changes in applicable law. We consent to the filing of this opinion as Exhibit (n)(1) to the Prospectus and to the reference to our Firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

                                Very truly yours,


                                Skadden, Arps, Slate, Meagher & Flom LLP